Exhibit 10.4

MISCOR Coll Non-Compete Agreement

This Non-Compete Agreement(“Agreement”) is made and entered into this 16th day of January, 2008 (“Effective Date”), by and between MISCOR Group, Ltd., an Indiana corporation (“MISCOR” or “Company”) and Thomas Coll (“Coll”).

Recitals :

A.            Since July 2005, American Motive Power, Inc. (“AMP”) has been engaged in the repair, remanufacturing and rebuilding of locomotive engines, as well as providing related goods and services to the railroad industry (as conducted on and prior to the date hereof, the “Business”), from its facility at 9431 Foster Wheeler Road, Dansville, New York.

B.            Coll has been the Chief Financial Officer of AMP since its inception.  Coll has also been a shareholder of AMP since January 2007.

C.            Coll is intimately familiar with the Business, including its operations, employees, suppliers and customers.

D.            Pursuant to the AMP Stock Purchase Agreement (the “Stock Purchase Agreement”), executed January 16, 2008, MISCOR has purchased all of the outstanding stock of AMP.

E.            MISCOR would not have been willing to enter into the Stock Purchase Agreement without the agreement of Coll to execute this Agreement, along with the execution of a similar agreement by each of the other shareholders of AMP.

F.            The consummation by MISCOR of the transactions contemplated by the Stock Purchase Agreement is in reliance upon the assurance of Coll that he will comply fully with all of the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and covenants herein exchanged and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Consideration.  Coll hereby acknowledges and agrees that his execution of this Agreement is a material inducement to MISCOR to consummate the transactions contemplated by the Stock Purchase Agreement. Coll further acknowledges and agrees that the consummation by MISCOR of the transactions contemplated by the Stock Purchase Agreement, with the resulting significant benefits to Coll, constitutes sufficient consideration to support the covenants set forth in this Agreement.

2.            Term.  This Agreement shall commence on the Effective Date and continue for a period of three (3) years.

3.            Covenants of Coll.

 (a)            Covenants Against Competition and Solicitation.  Coll agrees that he will not, for the Prohibited Period (as defined below), without the express written consent of Company:

(i)            Directly or indirectly, as a proprietor, officer, employee, partner, stockholder, consultant, agent, owner or otherwise, work for, render assistance or services to or otherwise participate in any business that competes with or engages in business substantially similar to the Business anywhere within the Prohibited Territory (as defined below);

(ii)            Directly or indirectly, induce, hire or solicit or seek to induce, hire or solicit any person who was engaged with AMP as an employee, agent, independent contractor or otherwise at any time within one year before the Closing Date to end his or her engagement or employment with Company, other than as a result of a general solicitation not specifically directed at the employees of the AMP or at any specific employee of AMP; or other than those employees disclosed on Exhibit A to this Agreement.

(iii)            Either for himself or for any other person, firm, corporation or entity, solicit, divert or accept, or attempt to solicit, divert or accept any persons or entities which were customers or suppliers of AMP at any time within one year before the Closing Date with the intention that such persons not provide goods or services to, or decrease their supply of goods and services to, AMP. AMP and LMC currently have joint suppliers and vendors in several cases

For purposes of this Agreement, the “Prohibited Territory” means anywhere within a one thousand (1000) mile radius of AMP’s facility in Dansville, New York, unless that geographic restriction is deemed to be of unreasonably broad scope, and therefore unenforceable, by a court of competent jurisdiction, in which case the next sentence shall define the Prohibited Territory.  The Prohibited Territory means anywhere within a five-hundred (500) mile radius of AMP’s facility in Dansville, New York, unless that geographic restriction is deemed to be of unreasonably broad scope, and therefore unenforceable, by a court of competent jurisdiction, in which case the next sentence shall define the Prohibited Territory.  The Prohibited Territory means anywhere within a two-hundred-fifty (250) mile radius of AMP’s facility in Dansville, New York.

The term “Prohibited Period” shall be defined as a period of three (3) years from and after the Closing Date as defined in the Stock Purchase Agreement.

(b)            Reasonableness of Covenants.  Coll acknowledges and agrees that the temporal, geographic and other limitations contained in this Section 3 are reasonable and necessary for the proper protection of MISCOR’s investment in AMP and shall be enforceable to the fullest extent permitted by law.

(c)            Modification.  In the event that any term, provision or covenant contained in this Section 3 is found to be unreasonable, and therefore unenforceable, by a court of competent jurisdiction, but would be valid and enforceable if any part thereof were deleted or otherwise modified, then the parties expressly agree that a court may limit the application of, or otherwise modified, then the parties expressly agree that a court may limit the application of, or modify any such term, provision or covenant and proceed to enforce such term, provision or covenant as so limited or modified.

4.            Remedies for Breach.  Coll acknowledges that Company’s remedy at law for any breach of Coll’ obligations under Section 3 would be inadequate and specifically agrees that Company shall be entitled to injunctive relief against him, without the necessity of proof of actual damage or the posting of a bond, in addition to any other remedies available at law or in equity, including compensatory damages incurred by Company as a result of such violation and including costs, expenses and reasonable attorneys’ fees in enforcing any of its rights under Section 3.  The rights and remedies set forth in this Agreement shall be cumulative and not exclusive.

5.            Miscellaneous.

(a)            Notices.   Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered in person, or on the date mailed, if mailed first-class, postage prepaid, certified mail, return receipt requested, at the address set forth below (or such other address as may be given by like notice):

If to Company:
MISCOR Industrial Services, Inc.
1125 South Walnut Street
South Bend, Indiana 46619
Attn: John A. Martell
And James M. Lewis

with a copy to:

Cahill/Wink LLP
60 Railroad Place, Suite 202
Saratoga Springs, New York 12866
Attn: Stephen P. Wink, Esq.
Louis Gambino, Esq.

and a copy to:

Barnes & Thornburg LLP
600 1st Source Bank Center
100 North Michigan
South Bend, Indiana 46601
Attn: Richard L. Mintz, Esq.

If to Coll:	Thomas Coll
93 Sibley Road
Honeoye Falls, NY 14472

with a copy to:

Boylan, Brown, Code, Vigdor & Wilson, LLP
2400 Chase Square
Rochester, NY 14604
Attn: Robert F. Mechur, Esq.

(b)            Assignment; Binding Effect. No party to this Agreement may assign this Agreement or such party’s right, duties and obligations hereunder without the prior written consent of the other party hereto; provided, that Company shall have the right to assign its rights hereunder to an Affiliate of Company.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their heirs, personal and legal representatives, successors and assigns.  For purposes of this Agreement, “Affiliate” means a person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person or entity or which any person or entity owns or controls directly or indirectly 50% or more of the voting shares or of the value of such person or entity or has the ability to control the management or affairs of such person or entity.

(c)            Severability.  If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of legislative or administrative action, such holding or action shall be strictly construed and shall not affect the validity or affect any other proviion of this Agreement.

(d)Governing Law; Venue.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.  The parties expressly agree that the Indiana state courts located in St. Joseph County, Indiana (or if there is exclusive federal jurisdiction, the United States District Court for the Northern District of Indiana) shall have exclusive jurisdiction and venue over any dispute arising out of this Agreement.  To the extent not otherwise subject to the jurisdiction of such courts, the Purchaser and each Shareholder hereby agrees to waive any objection to jurisdiction and to subject itself to the jurisdiction of such courts.  The parties also hereby agree to accept service of process by Federal Express or similar overnight courier to the applicable notice address set forth in Section 5(a).

(e)            Waiver. The failure of any party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of such provision or of the right of the party to enforce such provision.  The waiver of any breach or default or the failure to exercise any right shall not be deemed a waiver of any subsequent breach or default or waiver of the right to exercise any other right.

(f)            Entire Agreement and Amendment. This Agreement sets forth the entire understanding of the parties, there being no oral or other written agreements or understandings between them relating to the subject matter hereof, and supersedes and replaces all other prior agreements, understandings or letters of intent between the parties with regard to the subject matter of this Agreement.  No modification, amendment, waiver or release of any provision of this Agreement or of any right, obligation, claim or cause of action arising under this Agreement shall be valid or binding for any purpose unless in writing and duly executed by the party against whom the same is sought to be asserted.

IN WITNESS WHEREOF, Company has caused this Non-Compete Agreement to be executed on its behalf by its authorized officer and Coll has executed this Non-Compete Agreement on the date or dates indicated below, effective as of the Effective Date.

Thomas Coll	MISCOR Group, Ltd.

Thomas Coll	John A. Martell, President and CEO

Date:	Date:

EXHIBIT A

Employees Intending to Transfer from AMP to an LMC Company

Timothy Rawleigh-Maintenance

Robert Clancy-Maintenance

David Gates-Maintenance

Andrew Bembower-Maintenance

Jack Townsend-Maintenance

Steven Burley-Shot Blast

Scott Evans-Shot Blast

Amy Adriance-Accounting Department

Brittney Rizzieri-Accounting Department